EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Similarity Vector Technologies (SivTech) Limited 2002 Share Option Scheme of our reports dated March 3, 2005 with respect to the consolidated financial statements and schedule of Informatica Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Informatica Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Informatica Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

February 2, 2006